EXHIBIT 99.1


Geron Appoints Alan Colowick as President, Oncology

    MENLO PARK, Calif.--(BUSINESS WIRE)--Oct. 16, 2006--Geron
Corporation (Nasdaq:GERN) announced today the appointment of Alan B. Colowick, M.D., M.P.H., as president, oncology.

    In this newly created position, Dr. Colowick, 44, will manage the operational and strategic activities of the company's oncology programs. He will report to Dr. Thomas Okarma, Geron's president and CEO.

    "Alan has a proven track record in bringing oncology products to the market successfully," said Dr. Okarma. "We've launched an ambitious program to advance our telomerase inhibitor drug, GRN163L, and our telomerase cancer vaccine, GRNVAC1, through the clinic. Alan's experience and expertise in all facets of oncology product development will enhance our strategic decision-making and accelerate our progress."

    Dr. Colowick commented, "I am delighted with the opportunity to help develop Geron's exciting cancer product portfolio. Telomerase is an important, validated cancer target that is expressed across a wide variety of cancer types. Geron's inhibitor drug and dendritic cell vaccine elegantly target telomerase in complementary ways, enhancing the likelihood of clinical success. I look forward to working with the Geron team."

    Prior to joining Geron, Dr. Colowick was the chief medical officer of Threshold Pharmaceuticals Inc., where he was responsible for all aspects of non-clinical and clinical development and manufacturing.

    Before this, he held a wide range of positions with Amgen Inc. Most recently, he served as vice president of European Medical Affairs, where he was responsible for all products in multiple therapeutic areas, including hematology/oncology, nephrology and internal medicine. Earlier in his career with Amgen, Dr. Colowick directed the team responsible for leading the company's successful registration and launch of the drug, Aranesp(R), in the United States, European Union and Australia.

    Dr. Colowick was a clinical and research fellow in hematology-oncology at Harvard University and the Dana Farber Cancer Institute. He earned his M.P.H. at the Harvard School of Public Health and his M.D. at Stanford University School of Medicine.

    Geron is a Menlo Park, Calif.-based biopharmaceutical company that is developing and intends to commercialize first-in-class therapeutic products for the treatment of cancer and degenerative diseases, including spinal cord injury, heart failure, diabetes and HIV/AIDS. Geron's products are based on the company's core expertise in telomerase biology and human embryonic stem cells. For more information, visit www.geron.com.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential development of Geron's oncology products constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for additional capital, reliance on collaborators, need for regulatory approvals or clearances, and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2006.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765
             (Chief Financial Officer)
             info@geron.com
             or
             Noonan Russo
             David Schull, 858-546-4810 (Media)
             david.schull@eurorscg.com
             Sharon Weinstein, 212-845-4271 (Investors) sharon.weinstein@eurorscg.com